EXHIBIT 99.1

SINOHUB, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2011 FINANCIAL RESULTS

SHENZHEN, China, March 30, 2012 – SinoHub, Inc. (“SinoHub” or the “Company”), (NYSE Amex: SIHI), an electronics company whose main growth driver is manufacturing and distributing custom, private-label mobile phones and tablets, today announced its unaudited financial results for the fourth quarter ended December 31, 2011 and audited results for the fiscal year ended December 31, 2011.

FOURTH QUARTER 2011 FINANCIAL HIGHLIGHTS

–	Total net sales increased year-over-year to US$65.3 million in the fourth quarter of 2011 compared to US$58.5 million in the fourth quarter of 2010.
–	Gross profit was US$5.7 million compared to US$13.0 million in the same quarter in 2010. Gross margin was 8.7% compared to 22.2% in the fourth quarter of 2010.
–	Cash provided by operations was US$7.2 million, compared with US$4.2 million in the fourth quarter of 2010.
–	There was a net loss of US$0.5 million in the fourth quarter of 2011, compared to net income of US$6.8 million in the fourth quarter of 2010.
–	Net loss per basic and diluted share were both US$0.01, down from net income of US$0.24 per basic and diluted share, in the fourth quarter of 2010.

FISCAL YEAR 2011 FINANCIAL HIGHLIGHTS
–	Total net sales were US$196.2 million, roughly equivalent to the $196.7 million recorded in 2010
–	Gross profit was US$24.1 million, compared to US$37.8 million for fiscal year 2010
–	Gross profit margin was 12.3%, compared to 19.2% for fiscal year 2010

–	Cash used in operations was US$10.4 million, compared to US$0.5 million for fiscal year 2010
–	Comprehensive net income (net income plus foreign currency translation gains) was US$10.9 million, compared to US$21.6 million for fiscal year 2010
–	Net income per basic and diluted share were both US$0.20, compared to US$0.70 per basic and diluted share for the fiscal year 2010

BUSINESS HIGHLIGHTS:

Commenting on the results, SinoHub’s CEO, Mr. Harry Cochran said, “We delivered results for the full year in-line with the revised guidance we issued in the third quarter of 2011.  We lost our largest Integrated Contract Manufacturing (“ICM”) customer in the second quarter of 2011 due to the customer’s inventory problems which were unrelated to SinoHub and our efforts to replace this customer during 2011 were largely unsuccessful until the fourth quarter. This slowed our rate of growth and resulted in us taking on lower margin business to mitigate the resulting underutilization of capacity.  While it would be easy to consider this setback “temporary” our view is that we are in a very competitive business and it will take some time to improve our ICM margins. That said, we are pleased to report an upswing in ICM sales in the fourth quarter of 2011, with revenue from ICM nearly tripling quarter-over-quarter.  In fact, over half of our sales in the ICM segment for 2011 were generated in the fourth quarter, indicating that our business development efforts are helping to stabilize the segment and put SinoHub back on a growth trajectory.   Through a concerted sales and marketing effort, we have managed to sign a number of smaller volume customers who see value in our unique joint design process and track record of delivering high quality mobile devices with minimal lead times and in flexile order quantities.  In addition, we continue to set our sights on acquiring larger, high volume customers that have the potential to materially increase our ICM sales.  As previously announced, these initiatives include our ongoing negotiations with Philippine Long Distance Telephone Company (PLDT), owners of Smart Communications, Inc., the leading wireless services provider in the Philippines, and our recently announced efforts to establish a manufacturing and distribution joint venture project in Brazil.  While much work remains to be done and neither of these initiatives is up and running yet, we remain optimistic about these projects and confident in the long-term prospects for our ICM business segment.

“In 2011, we faced a challenging environment in our ECSS segment due to a number of structural issues.    While the overall fragmented nature of the market for electronics components in China provides a business opportunity for SinoHub, the increasing maturity of the 2G chip set market, which better enables potential customers to match supply and demand, and the lack of a clear market leader in the 3G chip set market has resulted in limited arbitrage opportunities and thereby constrained our ability to grow revenue in the ECSS segment. This contrasts with the plentiful arbitrage opportunities that existed in the past in the 2G market when MediaTek had a dominant position and the technology was changing very rapidly.  In addition, our planned transition of the ECSS business to a brokerage model was impacted by the intense competition in the market.  We will continue to work to align this business segment with the prevailing market environment in China in an effort to build a more stable and profitable model going forward.  This will mean a decrease in investment in ECSS in favor of placing more focus on ICM.

“As we look ahead to 2012, we remain cautiously optimistic about our prospects to regain our growth momentum based on the continuing demand for our ICM products.  We are pleased with the progress we have made in transitioning SinoHub into a mobile device communications company, and we believe the significant investments we have made in support of this effort have helped us to build a more sustainable and growth-oriented platform.

“For the full year 2011, our business mix was 46% ICM and 54% ECSS as compared to 31% ICM and 69% ECSS in 2010, which is in line with our strategy to develop the ICM segment into our primary growth driver.  We expect ICM to provide a significant majority of our revenue in 2012. We continue to see significant growth opportunities in our core markets in developing markets in Asia, and we are working towards creating new revenue streams with our planned Brazil joint venture business.  While we continue to face a challenging operating environment in the near term, we believe our competitive advantages and the underlying growth in demand for private label mobile communication devices on a worldwide basis present us with an attractive opportunity to deliver increasing shareholder returns in the coming years.”

FOURTH QUARTER 2011 FINANCIAL RESULTS

Net Sales
Net sales for the fourth quarter of 2011 were US$65.3 million, representing an increase of 11.8% from US$58.5 million in the fourth quarter of 2010. The year-over-year increase was primarily attributable to record sales in the Company’s ICM business segment during the fourth quarter of 2011. Sales in the ICM business segment in the fourth quarter of 2011 were US$48.5 million, representing an increase of 115.6% from US$22.5 million in the fourth quarter of 2010. Thus, our fourth quarter revenues reflected sales activity which we think indicates that SinoHub is well on the way to recovering from the loss of our largest ICM customer at the beginning of the second quarter of 2011. The loss of this customer was the result of the customer's inventory problems which were unrelated to SinoHub.

Net sales from the electronic component sales and supply chain management services segment (collectively ECSS) for the fourth quarter of 2011 were US$16.8 million, a year-over-year decrease of 53.2% from US$35.9 million in the fourth quarter of 2010. The primary reason for the decrease in the ECSS business segment was the increasing maturity of the 2G market and the lack of clear leadership in the 3G market. This contrasts with the plentiful arbitrage opportunities that existed in the past in the 2G market when Mediatek had a dominant position and the technology was changing very rapidly.

Gross Profit and Margin

Gross profit for the fourth quarter was US$5.7 million, down 56.2% from US$13.0 million in the fourth quarter of 2010. Gross margin for the quarter was 8.7%, down from 22.2% in the fourth quarter of 2010.  The primary reason for the decline in gross margin in the fourth quarter was the lower margin ICM business which was taken on to utilize capacity at our factory.

Operating Expenses
Operating expenses, including selling, general and administrative (SG&A) expenses, professional services and other operating income was US$2.3 million, compared to US$1.9 million in the fourth quarter of 2010.

Income from Operations
Income from operations for the quarter was US$1.5 million, or 2.4% of sales, as compared to operating income of US$9.7 million, or 16.6% of sales in the fourth quarter of 2010.

Income Taxes
The Company recorded US$1.0 million of income tax expenses in the fourth quarter of 2011 versus US$2.5 million of income tax expenses recorded in the corresponding period in 2010. The reason for the decrease is that there was less taxable income.  However, because taxes are calculated on a subsidiary level, resulting in losses in one subsidiary not offsetting gains in another for tax purposes, the decrease is not proportional to the decrease in income, which is calculated on a consolidated basis.

Net Income
Net loss attributable to SinoHub’s shareholders was US$0.5 million, compared to net income of US$6.8 million in the fourth quarter of 2010.  The net loss margin was 0.7%, as compared to a net income margin of 11.7% in the fourth quarter of 2010. Net loss per basic and diluted shares were both US$0.01, down from net income US$0.24 per basic and diluted share, in the fourth quarter of 2010, based on a weighted average of  33.5 million basic and diluted shares outstanding.

FISCAL YEAR 2011 FINANCIAL RESULTS (AUDITED)

Net Sales
Net sales for the year ended December 31, 2011 were US$196.2 million, roughly equivalent to the $196.7 million recorded in 2010. Sales in the ICM business segment for the year ended December 31, 2011 increased 48.9% to US$91.1 million from US$61.2 million in 2010. Over half of the sales in the ICM segment for 2011 were recorded in the fourth quarter, marking substantial recovery in sales volume from the loss of our largest customer in the second quarter of 2011, which led to a low level of sales in the second and third quarters.

Net sales from the electronic component sales and supply chain management services segment (collectively ECSS) for the year ended December 31, 2011 were US$105.1 million, a decrease of 22.4% from US$135.5 million in the fiscal year 2010. While the overall fragmented nature of the market for electronics components in China provides a business opportunity for SinoHub, the increasing maturity of the 2G chip set market, which better enables potential customers to match supply and demand, and the lack of a clear market leader in the 3G chip set market has resulted in limited arbitrage opportunities and thereby constrained our ability to grow revenue in the ECSS segment.   This contrasts with the plentiful arbitrage opportunities that existed in the past in the 2G market when Mediatek had a dominant position and the technology was changing very rapidly.

Gross Profit and Margin

Gross profit for the fiscal year 2011 was US$24.1 million, compared with US$37.8 million in the fiscal year 2010. Gross margin for the fiscal year 2011 was 12.3%, down from 19.2% in the fiscal year 2010. The decrease was primarily due to declining margins in ECSS and much lower gross margins in ICM to enable us to attract new customers and utilize capacity following the loss of our largest ICM customer at the beginning of the second quarter of 2011.  Due to the Company’s lack of success in implementing a higher margin brokerage model for its ECSS business, the Company intends to deemphasize the electronic component sales aspect of its ECSS business over time and to focus greater effort on improving margins in ICM.

Operating Expenses
For the fiscal year 2011, total operating expenses were US$13.2 million, or 6.7% of revenues, an increase of 11.9% from $11.8 million, or 6.0% of revenues, in 2010. The increase in operating expenses was primarily the result of two non-cash items, 1) a 77% increase in depreciation ($2.3 million in 2011 versus $1.3 million in 2010) associated with having a full year with 8 operational surface mount technology (“SMT”) lines in our factory in 2011 as opposed to 2010 when the first 4 lines were not installed until July and the balance were installed in the fourth quarter of the year; and 2) an increase in our allowance for doubtful accounts of approximately $950,000 associated with the increase in days sales outstanding caused by the tightened credit situation in the PRC.

Selling, general and administrative (SG&A) expenses were US$9.6 million, down from US$10.1 million in the fiscal year 2010. The decrease in SG&A was accomplished despite higher head count and the greater expense of the factory and the ICM sales office in the Che Gong Miao location in Shenzhen for the full year.

Income from Operations
Income from operations for the fiscal year 2011 was US$11.0 million, as compared to operating income of US$26.1 million in the fiscal year 2010, primarily as a result of the decrease in gross profits.

Income Taxes
The Company recorded US$4.6 million of income tax expenses in the fiscal year 2011, versus US$6.7 million of income tax expenses recorded in the fiscal year 2010. The Company’s effective tax rate was 41% in 2011 compared to 25% in 2010. The reason for the sharp increase in the tax rate is that profits in subsidiaries that were profitable decreased and losses in unprofitable subsidiaries increased. Since taxes are calculated at a subsidiary level with our profits at profitable subsidiaries taxed at 25% with no offsetting credit for losses at subsidiaries that generate net losses, this meant a big jump in our overall effective tax rate.  Income tax estimates in interim periods have varied as the Company has adjusted provisions and accruals in light of actual tax filings.

Foreign Currency Translation Gain and Comprehensive Net Income
The Company recorded US$4.2 million of foreign currency translation gains in the fiscal year 2011, compared to US$1.9 million in the fiscal year 2010, reflecting increasing valuation of the RMB against the United States Dollar (“US$”) during 2011.  For the fiscal year 2011, comprehensive net income (net income plus foreign currency translation gains) attributable to SinoHub’s shareholders was US$10.9 million, compared to US$21.6 million in the fiscal year 2010.  Net margin for the fiscal year 2011 was 5.5%, as compared to 11.0% in the fiscal year 2010. Net income per basic and diluted shares for the fiscal year 2011 were both US$0.20, down from US$0.70 per basic and diluted share, in the fiscal year 2010, based on 32.7 million weighted average, basic and diluted shares outstanding.

Liquidity and Capital Resources
As of December 31, 2011, the Company had US$7.7 million in cash and cash equivalents, an increase from US$4.5 million as of December 31, 2010 resulting primarily from better collections in the fourth quarter of 2011. The Company had working capital of US$77.1 million on December 31, 2011, up from US$57.5 million at the end of 2010, and a current ratio of 1.9 to 1 on December 31, 2011.

As of December 31, 2011, the Company had approximately US$22.6 million available to borrow under its credit facilities.

As of December 31, 2011, the net amount of cash used in the Company’s operating activities was US$10.4 million, compared to US$0.5 in the same period in 2010, which primarily included earnings from operations and a reduction in accounts receivable that were more than offset by investments in inventory as well as deposits to suppliers to support the Company’s business growth and changes in income taxes and other taxes payable.

As of December 31, 2011, inventories were approximately US$43.1 million and accounts receivable were US$40.0 million, compared to approximately US$14.6 million and US$45.3 million on December 31, 2010, respectively. The increase in inventory was related to a larger than normal amount of finished goods awaiting shipment on December 31 and increased component inventory to allow us to handle new orders in a timely fashion in our ICM business.

Full-year 2012 Revenue Guidance

The Company is providing full-year 2012 revenue guidance of approximately $200 million, compared to $196.2 million for the full-year 2011 as growth in our ICM business is offset by a decline in our ECSS business.  The forecasts reflect the Company’s current and preliminary view, which is subject to change.

BUSINESS OUTLOOK

SinoHub is focused on expanding our ICM business segment by gaining new customers in Southeast Asia where we started and by entering new markets (primarily North and South America). We have formed a joint venture company, CiaoHub, in Brazil and, subject to receipt of sufficient financing by CiaoHub, CiaoHub will be building a factory there to produce mobile phones and tablets, which we expect will be open this year. In the meantime, we have already commenced sales efforts in Brazil of mobile communication devices made in China working with our joint venture partner, Ciao Telecom.

We are is still working toward fielding our own “house brand” of mobile phones and tablets in China which we intend to sell on an opportunistic basis without any significant investment of capital in our brand unless and until we gain meaningful customer traction.

CONFERENCE CALL

SinoHub’s senior management will host a conference call at 7:00 am (Pacific) / 10:00 am (Eastern) / 10:00 pm (Beijing/Hong Kong) on Friday, March 30, 2012 to discuss the Company’s 2011 fourth quarter and fiscal year 2011 financial results and recent business activity. To access the live teleconference, please dial +1-877-941-4774 (US) or +1-480-629-9760 (International), and reference the passcode 4528196. Please dial in approximately 10 minutes before the scheduled time of the call.

A replay of the conference call will be available shortly after the call until 11:59pm , April 6, 2012, by dialing +1-877-870-5176 (US) or +1-858-384-5517 (International) and entering the passcode 4528196.

A listen-only webcast of the conference call will also be available on the investor relations page of SinoHub’s website at: http://www.sinohub.com.

About SinoHub, Inc. (NYSE Amex: SIHI)
SinoHub, Inc. (NYSE Amex: SIHI) is an electronics company based in Shenzhen, PR China which services clients worldwide The Company’s integrated contract manufacturing (ICM) business unit is currently focused on providing custom, private label mobile phones and tablets to customers in developing countries. This ICM segment is capitalizing on a trend by carriers and distributors to offer their own brands with features and functionality targeted at their local markets, including 3G smart phones, at competitive price points. The Company’s electronic component sales and services (ECSS) business unit provides procurement-fulfillment, spot component sales and supply chain management (SCM) services to manufacturers and design houses.  The Company’s SCM services include warehousing, delivery, import/export, and give its customers total transparency into their supply chains by delivering SinoHub SCM, a proprietary, Web-based software platform the company has been using for almost ten years. For more information, visit the Company's Web site at http://www.sinohub.com and the B2B Chips Web site at http://www.b2chips.com.

Cautionary Statement Regarding Forward-looking Information
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements involve risks known to the Company, significant uncertainties, and other factors, many of which cannot be predicted with accuracy and some of which may not even be anticipated, which may cause actual results, levels of activity, performance, or achievements, or our published guidance, to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. Such risks, uncertainties and factors include, but are not limited to, the Company’s ability to expand its manufacturing operations as well as its customer base, the ability to access capital for such expansion, assumptions concerning future economic and competitive conditions and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Except as required by law, the Company assumes no obligation to update, revise or supplement any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, subsequent events, changes in the Company’s expectations or otherwise.   The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others. For further information on factors which could impact SinoHub and the statements contained herein, see the "Risk Factors" included in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on March 30, 2012.

Contacts:

SinoHub, Inc. Grace Wang Tel: + 86-755-2661-1080 Email: grace.wang@sinohub.com	Investor Relations (Hong Kong) Mahmoud Siddig Taylor Rafferty Tel: +852-3196-3712 Email: sinohub@taylor-rafferty.com
Investor Relations (US) Bryan Degnan Taylor Rafferty Tel: +1-212-889-4350 Email: sinohub@taylor-rafferty.com

- Financial Tables to Follow -

SINOHUB, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
		(As restated)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,743,000	$4,524,000
Restricted cash	65,019,000	32,059,000
Accounts receivable, net	39,951,000	45,340,000
Deposit with suppliers	393,000	1,309,000
Inventories, net	43,112,000	14,631,000
Prepaid expenses and other current assets	705,000	704,000
Other tax refundable	7,448,000	346,000
Other taxes recoverable	2,561,000	-
Total current assets	166,932,000	98,913,000

PROPERTY AND EQUIPMENT, NET	11,271,000	11,190,000

TOTAL ASSETS	$178,203,000	$110,103,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$7,720,000	$866,000
Customer deposits	658,000	107,000
Accrued expenses and other current liabilities	1,587,000	710,000
Bank borrowings	68,681,000	37,299,000
Collateralized bank advances	8,408,000	-
Capital lease obligations – current portion	798,000	756,000
Income and other taxes payable	1,947,000	1,712,000
Total current liabilities	89,799,000	41,450,000

LONG-TERM LIABILITIES
Capital lease obligations, net of current portion	452,000	845,000
Warrant derivatives	225,000	1,692,000
Total long term liabilities	677,000	2,537,000

TOTAL LIABILITIES	90,476,000	43,987,000

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued		-
Common stock, $0.001 par value, 100,000,000 shares authorized; 33,454,903 and 28,570,859 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	33,000	29,000
Additional paid-in capital	30,868,000	20,121,000
Retained earnings
Unappropriated	48,785,000	42,303,000
Appropriated	1,125,000	933,000
Accumulated other comprehensive income	6,916,000	2,730,000
Total stockholders’ equity	87,727,000	66,116,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$178,203,000	$110,103,000

SINOHUB, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME

	Year ended December 31,
	2011	2010
		(As restated)
NET SALES
ECSS	$105,135,000	$135,461,000
ICM	91,055,000	61,232,000
Total net sales	196,190,000	196,693,000
COST OF SALES
ECSS	90,569,000	109,237,000
ICM	81,478,000	49,631,000
Total cost of sales	172,047,000	158,868,000

GROSS PROFIT	24,143,000	37,825,000

OPERATING EXPENSES
Selling, general and administrative	9,619,000	10,144,000
Depreciation	2,255,000	1,284,000
Provision for bad debts	1,279,000	329,000
Total operating expenses	13,153,000	11,757,000

INCOME FROM OPERATIONS	10,990,000	26,068,000

OTHER INCOME (EXPENSE)
Interest expense	(3,116,000)	(459,000)
Interest income	1,654,000	237,000
Changes in fair values of warrant derivatives	1,467,000	612,000
Other, net	258,000	15,000
Total other income (expense), net	263,000	405,000

INCOME BEFORE INCOME TAXES	11,253,000	26,473,000
Income tax expense	4,579,000	6,749,000

NET INCOME	6,674,000	19,724,000

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	4,186,000	1,856,000

COMPREHENSIVE INCOME	$10,860,000	$21,580,000

SHARE AND PER SHARE DATA
Net income per share-basic	$0.20	$0.70
Weighted average number of shares-basic	32,636,000	28,236,000
Net income per share-diluted	$0.20	$0.69
Weighted average number of shares-diluted	32,671,000	28,419,000

SINOHUB, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2011	2010
		(As restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,674,000	$19,724,000
Adjustments to reconcile net income used in operation:
Depreciation - operating expenses	2,255,000	1,284,000
Depreciation - cost of sales	1,695,000	360,000
Provision for bad debts	1,279,000	329,000
Provision for obsolete inventories	189,000	-
Stock compensation expense	-	263,000
Stock option compensation amortization	341,000	433,000
Loss on disposal of property and equipment	18,000	-
Changes in fair values of warrant derivatives	(1,467,000)	(612,000)
Changes in operating assets and liabilities:
Accounts receivable	6,061,000	(15,962,000)
Inventories	(27,216,000)	(2,524,000)
Prepaid expenses and other current assets	(30,000)	(30,000)
Deposit with suppliers	937,000	(1,276,000)
Other tax refundable	(6,898,000)	148,000
Accounts payable	6,644,000	(375,000)
Customer deposits	550,000	(1,256,000)
Accrued expenses and other current liabilities	886,000	(45,000)
Income and other taxes payable/recoverable	(2,350,000)	(957,000)
Net cash used in operating activities	(10,433,000)	(496,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase of restricted cash	(30,520,000)	(24,465,000)
Purchase of property and equipment	(3,574,000)	(9,448,000)
Proceed from disposal of property and equipment	9,000	-
Net cash used in investment activities	(34,085,000)	(33,913,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock , net of costs	10,395,000	4,470,000
Proceeds from exercise of options, net of costs	15,000	22,000
Bank borrowing proceeds	169,560,000	57,721,000
Bank borrowing repayments	(135,483,000)	(31,663,000)
Collateralized bank advances proceeds	21,524,000	-
Collateralized bank advances repayments	(18,688,000)	-
Repayments of capital lease obligations	(351,000)	(835,000)
Net cash provided by financing activities	46,972,000	29,715,000

EFFECT OF EXCHANGE RATES ON CASH	765,000	871,000

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	3,219,000	(3,823,000)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4,524,000	8,347,000

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,743,000	$4,524,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$2,688,000	$459,000
Cash paid for income tax	$5,271,000	$6,755,000
Equipment acquired under capital leases	$-	$2,436,000